Exhibit 21.1

SUBSIDIARIES OF MITCHAM INDUSTRIES, INC.

The following entities are directly or indirectly wholly-owned subsidiaries of Mitcham Industries, Inc.:

Name of Entity		State or Country of Organization
Mitcham Holdings Ltd	-	United Kingdom

Mitcham Canada Holdings Limited	-	United Kingdom

Mitcham Canada ULC		Alberta, Canada

Mitcham Europe Ltd	-	Hungary

Seismic Asia Pacific Pty Ltd.		Australia

Seamap International Holdings Pte. Ltd.		Singapore

Seamap (UK) Ltd.		United Kingdom

Seamap Pte. Ltd.		Singapore

Mitcham Marine Leasing Pte. Ltd.	-	Singapore

Mitcham Seismic Eurasia LLC		Russia

Mongo Ltd.	-	Cyprus